SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006 (February 22, 2006)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-8052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

2001 Third Avenue South, Birmingham, Alabama 35233

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 325-4200

None

(Former name or former address, if changed since last report)

Index of Exhibits page 2.

Total number of pages in this report is 3.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2006, the Compensation Committee of the Board of Directors of Torchmark Corporation determined that Mark S. McAndrew would be the participating executive for 2006 in the Torchmark Corporation Annual Management Incentive Plan (the Section 162(m) Plan).

On that same date, the Compensation Committee determined that the maximum bonus pool for 2006 for all executives whose combined cash compensation will exceed $150,000 in 2006, including Section 162(m) Plan participant McAndrew, will be 0.60% of Torchmark’s 2006 pre-tax operating income. The Committee also established the maximum percentage of the 2006 bonus pool that Mr. McAndrew could receive. The Committee used growth in net operating income per share from December 31, 2005 to December 31, 2006 as the applicable performance criteria for the participant. The Committee established a threshold level of growth in net operating income per share that must be met before any bonus can be paid to the participant; if the threshold is not met, no bonus will be paid. If the threshold is achieved, the participant will be eligible for a bonus equal to his maximum percentage of the bonus pool, subject to the Compensation Committee’s discretion regarding any reduction in bonus.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On February 22, 2006, C.B. Hudson retired and resigned as Chairman of the Board and as a director of Torchmark. He had no disagreements with Company management or the Board on any matter relating to Company operations, policies or practices. Mark S. McAndrew, Chief Executive Officer of the Company and a director, was elected Chairman of the Board on that date.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not Applicable.

(d)	Exhibits.

Not Applicable.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: February 24, 2006	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel
and Corporate Secretary

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